UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2025

CARDLYTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38386		26-3039436
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)
675 Ponce de Leon Avenue NE, Suite 4100	Atlanta	Georgia	30308
(Address of principal executive offices, including zip code)
	(888)	798-5802
(Registrant's telephone, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	CDLX	The Nasdaq Stock Market LLC
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 18, 2025, Cardlytics, Inc. (the “Company”) announced the appointment of David Evans as the Company’s Chief Financial Officer, principal financial officer and principal accounting officer, effective as of January 12, 2026 (the “Start Date”). Mr. Evans will replace Alexis DeSieno as the Company’s principal financial officer and principal accounting officer effective as of the Start Date. As previously announced, the Company expects that Ms. DeSieno will remain employed by the Company in a non-officer advisory role through March 6, 2026, primarily focused on transitioning her responsibilities.

Mr. Evans, age 50, most recently served as the Chief Executive Officer of Passport Labs Inc. (“Passport”) from January 2021 to June 2023. Prior to his role with Passport, Mr. Evans previously served as the Company’s Chief Administrative Officer from March 2020 to September 2020. Mr. Evans also served as the Company’s Chief Financial Officer and Head of Corporate Development from 2016 to 2020 and as the Company’s Senior Vice President, Corporate Development from 2014 to 2016. From 2009 to 2014, Mr. Evans served as a Director in the Technology, Media and Telecom Investment Banking group at Wells Fargo Securities. Earlier in his career, Mr. Evans held positions at Wachovia Securities and Cowen Group. Mr. Evans currently serves as a board member and advisor to several private companies in the technology industry. Mr. Evans holds a B.S. in Industrial Engineering from Auburn University and an M.B.A. from Emory University.

There are no arrangements or understandings between Mr. Evans and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Evans and any of the Company’s other directors or executive officers. There are no related party transactions between Mr. Evans and the Company that would require disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Evans’ appointment, the Company and Mr. Evans entered into an Offer Letter and a Separation Pay Agreement (the “Separation Pay Agreement”), each effective as of the Start Date. Pursuant to the Offer Letter, Mr. Evans’ starting annual salary will be $400,000 and he will be eligible to participate in the Cardlytics Bonus Plan at an annual target of 100% of his base salary. In addition, Mr. Evans will be granted on the Start Date 1,000,000 restricted stock units (the “RSU Award”) under the Cardlytics, Inc. Inducement Plan (as amended, the “Inducement Plan”). The RSU Award is subject to the terms of the Inducement Plan and a restricted stock unit award agreement to be entered into by and between the Company and Mr. Evans. Half of the RSU Award will vest on February 1, 2027, and the remaining 50% of the RSU Award will vest every three months over the following year, subject to continuous service with the Company as of each respective vesting date. In addition to the RSU Award, Mr. Evans is entitled to receive a signing bonus of $200,000 within 45 days of the Start Date, provided that if Mr. Evans voluntarily leaves the Company within 12 months of the Start Date, he will be required to return the signing bonus in full.

The Separation Pay Agreement entitles Mr. Evans to 12 months of base salary and continued medical benefits for 12 months if the Company terminates Mr. Evans Without Cause or Mr. Evans resigns for Good Reason, as those terms are defined in the Separation Pay Agreement.

The foregoing descriptions of the Offer Letter and the Separation Pay Agreement are not complete and are qualified in its entirety by reference to the Offer Letter and the Separation Pay Agreement, each of which the Company expects to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

ITEM 7.01. OTHER EVENTS.

On December 18, 2025, the Company issued a press release announcing the appointment of Mr. Evans as Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)    Exhibits

Exhibit	Exhibit Description
99.1	Press Release, dated December 18, 2025

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardlytics, Inc.

Date:	December 18, 2025	By:	/s/ Amit Gupta
Amit Gupta
Chief Executive Officer (Principal Executive Officer)